Exhibit 10.1

NINTH AMENDMENT dated as of March 21, 2022 between HONDA CANADA FINANCE INC., a Canada corporation (the “Borrower”) and CANADIAN IMPERIAL BANK OF COMMERCE, as administrative agent, for and on behalf of the Banks party to the Credit Agreement (as defined below) (the “Administrative Agent”).

WHEREAS, the Borrower, the Banks, the Administrative Agent, and the other Agents party thereto are party to a second amended and restated credit agreement dated as of March 24, 2014 (as amended pursuant to an amendment dated as of June 30, 2014, a second amendment dated as of March 13, 2015, a third amendment dated as of March 23, 2016, a fourth amendment dated as of March 23, 2017, a fifth amendment dated as of March 13, 2018, a sixth amendment dated as of March 12, 2019, a seventh amendment dated as of March 19, 2020 and an eighth amendment dated as of March 15, 2021, collectively, the “Credit Agreement”); and

WHEREAS the Borrower has requested that each of the Tranche A Commitment Termination Date and the Tranche B Commitment Termination Date be extended, and the Banks have agreed to such extension.

NOW THEREFORE IT IS AGREED:

Section 1 Defined Terms.

Capitalized terms used in this Amendment and not otherwise defined have the meanings specified in the Credit Agreement.

Section 2 Amendments.

(1)	Section 1.1 of the Credit Agreement is hereby amended as follows:

(a)

The definition of “CDOR BA Rate” is hereby amended by deleting “Reuters Money Market CDOR page as of 10:00 a.m., Toronto time” and replacing it with “applicable Refinitiv Benchmarks Services (UK) Limited page as at approximately 10:20 a.m., Toronto time”.

(b)

The definition of “Prime Rate” is hereby amended by deleting “Reuters Screen CDOR Page as of 10:00 a.m. (Toronto time)” and replacing it with “applicable Refinitiv Benchmarks Services (UK) Limited page as at approximately 10:20 a.m., Toronto time”.

(c)	The definition of “Tranche A Commitment Termination Date” is hereby amended by deleting “March 25, 2022” and replacing it with “March 25, 2023”.

(d)	The definition of “Tranche B Commitment Termination Date” is hereby amended by deleting “March 25, 2025” and replacing it with “March 25, 2027”.

(e)	The following new definitions are hereby inserted in Section 1.1 in the appropriate alphabetical order:

(i)	“CDOR” has the meaning assigned to it in Section 2.4(i).

(ii)	“CDOR Scheduled Unavailability Date” has the meaning assigned to it in Section 2.4(i).

(iii)	“CDOR Successor Rate” has the meaning assigned to it in Section 2.4(i).

(iv)	“Erroneous Payment” has the meaning assigned to it in Section 12.12(a).

(v)	“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 12.12(d).

(vi)	“Erroneous Payment Impacted Facilities” has the meaning assigned to it in Section 12.12(d).

(vii)	“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 12.12(d).

(viii)	“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 12.12(d).

(2)	Section 2.4(d) of the Credit Agreement is hereby amended by deleting “approximately 1, 2, 3 or 6 months” and replacing it with “approximately 1, 2 or 3 months”.

(3)	Section 2.4 of the Credit Agreement is hereby amended by inserting the following new Section 2.4(i) after the existing Section 2.4(h):

(i)	Discontinuation of CDOR.

(i)

If the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or the Required Banks notify the Administrative Agent that the Borrower or Required Banks (as applicable) have determined that:

(A)

adequate and reasonable means do not exist for ascertaining the CDOR BA Rate, including because the applicable Refinitiv Benchmarks Services (UK) Limited page is not available or published on a current basis for the applicable contract period and such circumstances are unlikely to be temporary;

(B)

the administrator of the Canadian Dollar Offered Rate (“CDOR”) or a Governmental Authority having jurisdiction has made a public statement identifying a specific date after which CDOR will permanently or indefinitely cease to be made available or permitted to be used for determining the interest rate of loans;

(C)

a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which CDOR shall no longer be permitted to be used for determining the interest rate of loans (each such specific date in clause (B) above and in this clause (C) a “CDOR Scheduled Unavailability Date”); or

(D)

a material portion of syndicated loans currently being executed, or that include language similar to that contained in this Section 2.4(i), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace CDOR, then reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may mutually agree upon a successor rate to the CDOR BA Rate, and the Administrative Agent and the Borrower may amend this Agreement to replace the CDOR BA Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar Canadian Dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “CDOR Successor Rate”), together with any proposed CDOR Successor Rate conforming changes and, notwithstanding Section 13.4, any such amendment shall become effective at 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Banks and the Borrower unless, prior to such time, Banks comprising the Required Banks have delivered to the Administrative Agent written notice that such Required Banks do not accept such amendment.

(ii)

If no CDOR Successor Rate has been determined and the circumstances under clause 2.4(i)(i)(A) above or a CDOR Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Bank. Thereafter, the obligation of the Banks to make or maintain Accommodations pursuant to BA Instruments shall be suspended (to the extent of the affected BA Instruments or contract periods). Upon receipt of such notice, the Borrower may revoke any pending request for a Drawing of, conversion to or rollover of BA Instruments, (to the extent of the affected BA Instruments or contract periods) or, failing that, will be deemed to have converted such request into a request for a Prime Rate Loan in the amount specified therein.

(iii)	CDOR (as referred in in clause (ii)(y) of the definition of “Prime Rate”) shall not be included or referenced in the definition of Prime Rate upon adoption of any CDOR Successor Rate.

(4)	Section 8.4 of the Credit Agreement is hereby amended by deleting each reference to “March 31, 2020” and replacing it with “March 31, 2021”.

(5)	Section 12 of the Credit Agreement is hereby amended by inserting the following new Section 12.12 after the existing Section 12.11:

12.12 Erroneous Payments by the Administrative Agent.

(a) If the Administrative Agent notifies a Bank, or any Person who has received funds on behalf of a Bank under or pursuant to any of the Credit Documents (any such Bank or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted or paid to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Bank or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Bank shall (or, with respect to any Payment

Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of (x) a fluctuating rate per annum equal to the overnight rate at which Canadian Dollars may be borrowed by the Administrative Agent in the interbank market in an amount comparable to such Erroneous Payment (as determined by the Administrative Agent) and (y) a rate determined by the Administrative Agent in accordance with banking industry rules or prevailing market practice for interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Section 12.12 (a) shall be conclusive, absent manifest error.

(b) Without limiting Section 12.12(a), each Bank, or any Person who has received funds on behalf of a Bank under or pursuant to any of the Credit Documents, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Bank, or other such recipient, otherwise becomes aware was transmitted, paid, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of clauses (x) or (y), an error shall be presumed to have been made (absent express written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Bank shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 12.12(b).

(c) Each Bank hereby authorizes the Administrative Agent to set-off, net and apply any and all amounts at any time owing to such Bank under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Bank from any source, against any amount due to the Administrative Agent under Section 12.12(a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with Section 12.12(a), from any Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its behalf)

(such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Bank at any time, (i) such Bank shall be deemed to have assigned its Accommodations Outstanding of the applicable Class (but not any of its Commitments with respect to such Class) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Facilities”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Accommodations Outstanding (but not any of its Commitments) of the Erroneous Payment Impacted Facilities, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver a Transfer Supplement with respect to such Erroneous Payment Deficiency Assignment, (ii) the Administrative Agent as the assignee Bank shall be deemed to acquire the Erroneous Payment Deficiency Assignment, and (iii) upon such deemed acquisition, the Administrative Agent as the assignee Bank shall become a Bank hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Bank shall cease to be a Bank hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and any of its applicable Commitments, which shall survive as to such assigning Bank. The Administrative Agent may, in its discretion, sell any Accommodations Outstanding acquired pursuant to an Erroneous Payment Deficiency Assignment and, upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Bank shall be reduced by the net proceeds of the sale of such Accommodations Outstanding (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Class of any Bank and such Commitments under each Class shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold an Accommodation Outstanding (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Bank under the applicable Credit Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Accommodations Outstanding or other amounts owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from (i) the Borrower or any other Credit Party or (ii) the proceeds of realization from the enforcement of one or more of the Credit Documents against or in respect of one or more of the Credit Parties, in each case, for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including waiver of any defense based on “discharge for value”, “good consideration” for the Erroneous Payment or change of position by such Payment Recipient, any defense that the intent of the Administrative Agent was that such Payment Recipient retain the Erroneous Payment in all events, or any doctrine or defense similar to any of the foregoing.

(g) Each party’s obligations, agreements and waivers under this Section 12.12 shall survive the resignation or replacement of the Administrative Agent, or any assignment or transfer of rights or obligations by, or the replacement of, a Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Accommodations Outstanding (or any portion thereof) and other amounts owing under any Credit Document.

(h) For purposes of this Section 12.12, each Bank:

(i) agrees it is executing and delivering this Agreement with respect to this Section 12.12 both on its own behalf and as agent for and on behalf of its Affiliates referred to in this Section 12.12 and any Person receiving funds under or pursuant to any of the Credit Documents on behalf of such Bank or any of such Affiliates;

(ii) represents, warrants, covenants and agrees that its Affiliates referred to in this Section 12.12 and any Person receiving funds under or pursuant to any of the Credit Documents on behalf of such Bank or any of such Affiliates are bound by the provisions of this Section 12.12; and

(iii) agrees that any matter or thing done or omitted to be done by such Bank, its Affiliates, or any Person receiving funds under or pursuant to any of the Credit Documents on behalf of such Bank or any of such Affiliates which are the subject of this Section 12.12 will be binding upon such Bank and each Bank does hereby indemnify and save the Administrative Agent and its Affiliates harmless from any and all losses, expenses, claims, demands or other liabilities of the Administrative Agent and its Affiliates resulting from the failure of such Bank, its Affiliates or such Persons to comply with their obligations under and in respect of this Section 12.12, in each case, in accordance with and subject to the limitations in Section 12.5.

(6)

Section 13.2(b) of the Credit Agreement and each of Exhibit “D”, Exhibit “F”, Exhibit “G”, Exhibit “I” and Exhibit “J” of the Credit Agreement is hereby amended by (a) deleting the reference to a Fax number and (b) deleting the e-mail address “Marina.Tellis@cibc.ca” and replacing it with “DLGO-Agency@cibc.com”.

Section	3 Representations and Warranties.

To induce the Administrative Agent to enter into this Amendment, the Borrower represents and warrants to the Administrative Agent and the Banks as follows, which representations and warranties shall survive the execution and delivery hereof:

(a)	The Borrower is duly organized and validly existing as a corporation under the laws of Canada;

(b)

The execution, delivery and performance of this Amendment has been duly authorized by the Borrower by all necessary corporation action. This Amendment has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as enforceability may be subject to or limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law;

(c)

The execution, delivery and performance of this Amendment by the Borrower and the fulfillment of the terms hereof do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, any indenture, agreement or other instrument to which the Borrower is a party or by which it is bound; nor result in or require the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument; nor violate any law or, to the best of its knowledge, any order, rule or regulation applicable to the Borrower of any Governmental Authority having jurisdiction over the Borrower or its properties; which breach, default, conflict, Lien or violation would have a Material Adverse Effect; and

(d)

The Credit Agreement, as amended pursuant hereto, remains in full force and effect, unamended, and is enforceable against the Borrower in accordance with its terms, except as enforceability may be subject to or limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law.

Section 4 Reference to and Effect on the Credit Agreement.

Upon this Amendment becoming effective, each reference in the Credit Agreement to “this Agreement” and each reference to the Credit Agreement in the other Credit Documents and any and all other agreements, documents and instruments delivered by any of the Banks, the Administrative Agent, the Credit Parties or any other Person shall mean and be a reference to the Credit Agreement as amended by this Amendment. Except as specifically amended by this Amendment, the Credit Agreement shall remain in full force and effect.

Section 5 Costs and Expenses.

The Borrower agrees to reimburse the Administrative Agent and the Banks for all reasonable fees, costs and expenses, including the reasonable fees, costs and expenses of counsel to the Administrative Agent, in connection with this Amendment and the other documents executed in connection herewith.

Section 6 Effectiveness.

This Amendment shall become effective upon the following conditions precedent being satisfied:

(a)	duly executed signature pages for this Amendment signed by the Borrower and the Administrative Agent shall have been delivered to the Administrative Agent;

(b)

the Administrative Agent shall have received an Officer’s Certificate in form and substance satisfactory to the Agent to the effect that since the date of the most recent audited financial statements furnished to the Banks pursuant to Section 9.1 of the Credit Agreement, there has occurred no material adverse change in the business, operations, business prospects or financial condition of the Borrower and its Subsidiaries, taken as a whole; as of the date of said certificate, no Default has occurred or is continuing or will result from extending each of the Commitment

Termination Dates; and, as of the date of said certificate, the representations and warranties made by the Borrower in Section 8 of the Credit Agreement (excluding Section 8.4(b)) are true and correct with the same force and effect as if made on and as of such date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date); and

(c)

the Administrative Agent shall have received, for the benefit of the Banks, a commitment fee equal to 0.015% of the Tranche A Commitments and 0.03% per annum (for a total of 0.06%) of the Tranche B Commitments.

Section 7 Governing Law.

This Amendment shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Section 8 Counterparts.

This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of a signature page to this Amendment by telecopier or electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 9 Severability; Headings Descriptive.

In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction shall not in any way be affected or impaired thereby. The headings of the several Sections and subsections of this Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

HONDA CANADA FINANCE INC., as Borrower

By:	/s/ Yatendra Killer
Name: Yatendra Killer
Title: Vice President

By:	/s/ Kei Yamada
Name: Kei Yamada
Title: President

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CANADIAN IMPERIAL BANK OF COMMERCE, as Administrative Agent

By:	/s/ Matthew Reis
Name: Matthew Reis
Title: Executive Director

By:	/s/ Kezia Bruke
Name: Kezia Burke
Title: Executive Director

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CANADIAN IMPERIAL BANK OF COMMERCE, as a Bank

By:	/s/ Matthew Reis
Name: Matthew Reis
Title: Executive Director

By:	/s/ Kezia Burke
Name: Kezia Burke
Title: Executive Director

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BANK OF MONTREAL, as a Bank

By:	/s/ Matthew Brink
Name: Matthew Brink
Title: Director

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ROYAL BANK OF CANADA, as a Bank

By:	/s/ Chris Cowan
Name: Chris Cowan
Title: Authorized Signatory

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THE TORONTO-DOMINION BANK, as a Bank

By:	/s/ Tyrone Nicolson
Name: Tyrone Nicolson
Title: Manager – Corporate Lending Operations

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MUFG BANK, LTD., CANADA BRANCH, as a Bank

By:	/s/ Kiyoshi Kukihara
Name: Kiyoshi Kukihara
Title: Deputy Head of Canada Branch & Head of Japanese Corporate Banking Division (Canada)

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MIZUHO BANK LTD., CANADA BRANCH, as a Bank

By:	/s/ Ryo Shimada
Name: Ryo Shimada
Title: Managing Director, Canada

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THE BANK OF NOVA SCOTIA, as a Bank

By:	/s/ Troy Washington
Name: Troy Washington
Title: Director

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NATIONAL BANK OF CANADA, as a Bank

By:	/s/ Julie Griffin
Name: Julie Griffin
Title: Managing Director

By:	/s/ David Torrey
Name: David Torrey
Title: Managing Director

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SUMITOMO MITSUI BANKING CORPORATION, CANADA BRANCH, as a Bank

By:	/s/ Taichi Maeda
Name: Taichi Maeda
Title: Executive Director

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